Cdn. $18,000,000

                           AMENDED AND RESTATED
                             CREDIT AGREEMENT


                                   among


                          Wainoco Oil Corporation
                                as Borrower


                                    and


                            J.P. Morgan Canada
                                 as Agent


                                    and


                          Paribas Bank of Canada
                             as Fronting Bank


                                    and


                          The Banks Listed Herein

                          Dated January 30, 1996



                             TABLE OF CONTENTS

                                                                       Page

ARTICLE 1      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  2
      1.1       Definitions . . . . . . . . . . . . . . . . . . . . .. .  2
      1.2       Accounting Terms and Determinations . . . . . . . . . .. 18
     1.3       Headings and Agreement References . . . . . . . . . . . . 18
     1.4       Number and Gender . . . . . . . . . . . . . . . . . . . . 18
     1.5       Per Annum Calculations; Currency; Time; "Including" . . . 18
     1.6       Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 2      THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . 19
     2.1       Credit Facility . . . . . . . . . . . . . . . . . . . . . 19
     2.2       Method of Borrowing:  Direct Loans. . . . . . . . . . . . 20
     2.3       Notes . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     2.4       Maturity of Loans; Mandatory Prepayments. . . . . . . . . 22
     2.5       Interest Rates. . . . . . . . . . . . . . . . . . . . . . 23
     2.6       Commitment Fee. . . . . . . . . . . . . . . . . . . . . . 24
     2.7       Optional Termination or Reduction of Commitments  . . . . 25
     2.8       Method of Electing Interest Rates . . . . . . . . . . . . 25
     2.9       Optional Prepayments. . . . . . . . . . . . . . . . . . . 26
     2.10      Contingent Prepayments. . . . . . . . . . . . . . . . . . 27
     2.11      General Provisions as to Payments . . . . . . . . . . . . 28
     2.12      Funding Losses. . . . . . . . . . . . . . . . . . . . . . 29
     2.13      General Provisions as to Interest; Overdue Interest;
                 and Fees  . . . . . . . . . . . . . . . . . . . . . . . 29
     2.14      Letters of Credit . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 3      CONDITIONS AND SECURITY . . . . . . . . . . . . . . . . . 33
     3.1       Effectiveness . . . . . . . . . . . . . . . . . . . . . . 33
     3.2       Amendment and Restatement . . . . . . . . . . . . . . . . 34
     3.3       Borrowings. . . . . . . . . . . . . . . . . . . . . . . . 35
     3.4       General Security Provisions . . . . . . . . . . . . . . . 35

ARTICLE 4      REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 36
     4.1       Corporate Existence and Power . . . . . . . . . . . . . . 36
     4.2       Corporate and Governmental Authorization; No
                 No Contravention  . . . . . . . . . . . . . . . . . . . 36
     4.3       Binding Effect. . . . . . . . . . . . . . . . . . . . . . 37
     4.4       Financial Information . . . . . . . . . . . . . . . . . . 37
     4.5       Litigation. . . . . . . . . . . . . . . . . . . . . . . . 37
     4.6       Compliance with ERISA . . . . . . . . . . . . . . . . . . 37
     4.7       Environmental Matters . . . . . . . . . . . . . . . . . . 38
     4.8       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     4.9       Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . 38
     4.10      Regulation. . . . . . . . . . . . . . . . . . . . . . . . 39

                                 - ii -

     4.11      Full Disclosure . . . . . . . . . . . . . . . . . . . . . 39
     4.12      Mortgaged Properties. . . . . . . . . . . . . . . . . . . 39
     4.13      Liens of the Security Documents . . . . . . . . . . . . . 39
     4.14      Reserve Data and Projections. . . . . . . . . . . . . . . 39
     4.15      Production Penalties. . . . . . . . . . . . . . . . . . . 40
     4.16      Conversion. . . . . . . . . . . . . . . . . . . . . . . . 40
     4.17      Operations. . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 5      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.1       Information . . . . . . . . . . . . . . . . . . . . . . . 40
     5.2       Payment of Obligations. . . . . . . . . . . . . . . . . . 42
     5.3       Maintenance and Development of Borrower
                 Engineered Properties and Other Property;
                 Insurance . . . . . . . . . . . . . . . . . . . . . . . 43
     5.4       Conduct of Business and Maintenance of Existence  . . . . 44
     5.5       Compliance with Laws. . . . . . . . . . . . . . . . . . . 44
     5.6       Inspection of Property, Books and Records . . . . . . . . 44
     5.7       Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.8       Restricted Payments . . . . . . . . . . . . . . . . . . . 45
     5.9       Investments . . . . . . . . . . . . . . . . . . . . . . . 45
     5.10      Negative Pledge . . . . . . . . . . . . . . . . . . . . . 45
     5.11      Consolidations, Mergers and Sales of Assets . . . . . . . 45
     5.12      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . 46
     5.13      Value of Mortgaged Properties . . . . . . . . . . . . . . 46
     5.14      Engineer's Reports. . . . . . . . . . . . . . . . . . . . 46
     5.15      Disposition of Borrower Engineered Properties . . . . . . 47
     5.16      Transactions with Affiliates. . . . . . . . . . . . . . . 48
     5.17      Minimum Fixed Charge Coverage . . . . . . . . . . . . . . 48
     5.18      Minimum Consolidated Net Worth. . . . . . . . . . . . . . 49
     5.19      Interest Coverage Ratio . . . . . . . . . . . . . . . . . 49
     5.20      Amendments to Other Agreements. . . . . . . . . . . . . . 50

ARTICLE 6      DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . 50
     6.1       Events of Default . . . . . . . . . . . . . . . . . . . . 50
     6.2       Notice of Default . . . . . . . . . . . . . . . . . . . . 52
     6.3       Conversions to USBR Loans . . . . . . . . . . . . . . . . 53

ARTICLE 7      THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . 53
     7.1       Appointment Authorization . . . . . . . . . . . . . . . . 53
     7.2       Agent and Affiliates. . . . . . . . . . . . . . . . . . . 54
     7.3       Action by Agent . . . . . . . . . . . . . . . . . . . . . 54
     7.4       Consultation with Experts . . . . . . . . . . . . . . . . 54
     7.5       Liability of Agent. . . . . . . . . . . . . . . . . . . . 54
     7.6       Indemnification . . . . . . . . . . . . . . . . . . . . . 54
     7.7       Credit Decision . . . . . . . . . . . . . . . . . . . . . 55
     7.8       Successor Agent . . . . . . . . . . . . . . . . . . . . . 55
     7.9       Agent's Fees. . . . . . . . . . . . . . . . . . . . . . . 55

                                 - iii -

ARTICLE 8      CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . . . . 55
     8.1       Basis for Determining Interest Rate Inadequate
                 or Unfair . . . . . . . . . . . . . . . . . . . . . . . 55
     8.2       Illegality. . . . . . . . . . . . . . . . . . . . . . . . 56
     8.3       Increased Cost and Reduced Return . . . . . . . . . . . . 57
     8.4       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     8.5       USBR Loans Substituted for Affected Euro-Dollar Loans . . 60

ARTICLE 9      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 61
     9.1       Notices . . . . . . . . . . . . . . . . . . . . . . . . . 61
     9.2       No Waivers. . . . . . . . . . . . . . . . . . . . . . . . 61
     9.3       Expenses; Indemnification . . . . . . . . . . . . . . . . 61
     9.4       Sharing of Set-Offs . . . . . . . . . . . . . . . . . . . 62
     9.5       Amendments and Waivers. . . . . . . . . . . . . . . . . . 63
     9.6       Successors and Assigns. . . . . . . . . . . . . . . . . . 63
     9.7       Collateral. . . . . . . . . . . . . . . . . . . . . . . . 64
     9.8       Further Assurances. . . . . . . . . . . . . . . . . . . . 65
     9.9       Conflicting Provisions. . . . . . . . . . . . . . . . . . 65
     9.10      Section 426 Waiver. . . . . . . . . . . . . . . . . . . . 65
     9.11      Governing Law . . . . . . . . . . . . . . . . . . . . . . 65
     9.12      Submission to Jurisdiction. . . . . . . . . . . . . . . . 65
     9.13      Counterparts; Integration . . . . . . . . . . . . . . . . 65



                           AMENDED AND RESTATED
                             CREDIT AGREEMENT


          THIS AGREEMENT dated January 30, 1996 is effective
December 31, 1995, and amends and restates the Amended and Restated Credit Agreement dated as of June 29, 1994.

AMONG:

          WAINOCO OIL CORPORATION, a body corporate having an office in the City of Houston, in the State of Texas (the "Borrower")

                                  - and -

          J.P. MORGAN CANADA, a Canadian chartered bank with offices in the City of Toronto, in the Province of Ontario (in its own capacity referred to as "Morgan" and in its capacity as agent referred to as the "Agent")

                                  - and -

          PARIBAS BANK OF CANADA, a Canadian chartered bank with offices in the City of Toronto, in the Province of Ontario ("Paribas")


WITNESSETH:

          WHEREAS, the Borrower, Morgan (formerly Morgan Bank of Canada), Paribas, The Bank of Tokyo Canada and the Agent have heretofore entered into an Amended and Restated Credit Agreement dated as of June 29, 1994 (as amended to the date hereof, the "Original Credit Agreement"); and

          WHEREAS, The Bank of Tokyo Canada has assigned its interest in the Original Credit Agreement to Morgan and Paribas;
and

          WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in its entirety to read as set forth herein;

          NOW, THEREFORE, the parties hereto agree as follows:

                                 ARTICLE 1
                                DEFINITIONS

1.1       Definitions

          The following terms, as used herein, have the following meanings:

          "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.5(c).

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" means J.P. Morgan Canada in its capacity as agent for the Banks under the Financing Documents, and its successors in such capacity.

          "Agreement" means the Original Credit Agreement, as amended and restated by this Amended Agreement, as the same may be further amended from time to time.

          "Amended Agreement" means this Amended and Restated
          Credit Agreement dated January 30, 1996.

          "Applicable Lending Office" means, with respect to any Bank and the Fronting Bank, (i) in the case of its Domestic Loans, USBR Loans and the issuance of Letters of Credit, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

          "Assignee" has the meaning set forth in Section 9.6(c).

          "Bank" means each of Morgan and Paribas, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means Wainoco Oil Corporation, a Wyoming corporation, and its successors.

          "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower by the Banks pursuant to
          Section 2.1(a). A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans, a USBR Borrowing if such Loans are USBR Loans, a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans and a "LC Borrowing" if such Loans consist of Letters of Credit.

          "Borrowing Base" means Cdn. $18,000,000 or the amount notified to the Borrower by the Agent pursuant to
          Section 2.1(b) as the amount of the Borrowing Base; less, in either case, the Net Sales Proceeds of any of the Engineered Properties covered by the then most recent Engineer's Report sold, leased or transferred on or after the date of such Engineer's Report (unless such sale, lease or transfer is otherwise taken into account in the determination of the Borrowing Base for such date), but only if and to the extent the aggregate amount of such Net Sales Proceeds in any calendar year exceeds Cdn. $1,000,000. The Borrower will promptly notify the Agent of any sale, lease or other transfer of Engineered Properties which requires a reduction in the Borrowing Base.

          A "Borrowing Base Excession" exists at any date if and to the extent that the Outstanding Principal at such date exceeds the Borrowing Base at such date.

          "Canadian Dollars" and "Cdn. $" means lawful money of Canada for the payment of public and private debts.

          "Canadian Equivalent" means, at any time, (i) in relation to any amount in U.S. Dollars, the amount obtained by converting such amount into Canadian Dollars at the Spot Rate and, (ii) in relation to any amount in Canadian Dollars, such amount.

          "Capital Costs" means, with respect to any oil and gas property, all capital expenditures incurred in connection with the conversion or attempted conversion of such property from "proved undeveloped" to "proved developed" as classified in accordance with the regulations of the Securities and Exchange Commission (United States of America) as in effect on the date hereof and the maintenance of such property as "proved developed" as classified in accordance with the regulations of the Securities and Exchange Commission (United States of America) as in effect on the date hereof.

          "Cash Collateral Account" means an interest-bearing account with the Agent and from which the Borrower has no withdrawal rights or privileges until repayment in full of all Outstandings except in respect of any requirement to apply funds to Outstandings hereunder.

          "Commitment" means, with respect to each Bank, (i) its obligation hereunder to make Loans to the Borrower by way of Borrowings pursuant to Section 2.1(a) up to an amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.7 or subject to change pursuant to Sections 8.4 or 9.6, or (ii) the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.7 or subject to change pursuant to Sections 8.4 or 9.6; in each case as the context requires.

          "Consent and Waiver" means that certain Consent and Waiver dated November 30, 1995 among the Borrower, the
          Agent, Morgan, Paribas and The Bank of Tokyo Canada.

          "Consolidated EBITDA" means, for any fiscal period, consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus, to the extent deducted in determining such consolidated net income for such period, the aggregate amount of
          (i) interest expense, (ii) provision for income taxes and
          (iii) depletion, depreciation, amortization and other similar non-cash charges.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries (excluding noncash write-downs occurring after December 31, 1995 of oil and gas properties to the extent the same have been applied against the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries in the balance sheet of the Borrower) less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1993 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

          "Convertible Debentures" means the 7 3/4% Convertible
          Subordinated Debentures of the Borrower due 2014.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.7 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and
          (vii) all Debt of others Guaranteed by such Person.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

          "Determination Date" means each date on which the Agent shall notify the Borrower of the amount of the Borrowing Base pursuant to Section 2.1(b).

          "Discounted Present Value of Future Net Revenue" means, with respect to any Engineered Property and as of any specified date, an amount equal to the present value of Future Net Revenue from such Engineered Property, determined by discounting the stated amount of such Future Net Revenue from the date on which such amount is expected to be realized to such specified date at
          (i) prior to the first Determination Date, the applicable discount rate used for the purposes of the computations contained in the Initial Engineer's Report covering such Engineered Property, computed on a simple interest basis for years of 365 days (or 366 days in a leap year), and
          (ii) on or after the first Determination Date, the rate specified by the Agent pursuant to Section 5.14(b), computed on a simple interest basis for years of 365 days (or 366 days in a leap year).

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office in Canada located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Canadian Domestic Lending Office) or such other office in Canada as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

          "Domestic Loan" means (i) a Loan which bears interest with reference to the Prime Rate or (ii) an overdue amount which was a Domestic Loan immediately before it became overdue.

          "Effective Date" means December 31, 1995.

          "Engineered Properties" means all the Canadian oil and gas properties of the Borrower in respect of which proven and producing Hydrocarbon reserves have been attributed in the then most recent Engineer's Report.

          "Engineer's Report" means (a) the Initial Engineer's Report, and (b) each report delivered by the Borrower pursuant to Sections 5.14(a) or (c) that (i) is based on evaluations by the Independent Petroleum Engineers with respect to Engineered Properties having a minimum of 80% of the Value of all the Engineered Properties and based on evaluations by the Borrower with respect to Engineered Properties having a maximum of 20% of the Value of all the Engineered Properties, provided that all fields with a value in excess of 10% of the Value of all the Engineered Properties shall be evaluated by the Independent Petroleum Engineers in such report, (ii) is certified by the Independent Petroleum Engineers, except for the internally evaluated Engineered Properties,
          (iii) is prepared in accordance with established criteria generally accepted in the oil and gas industry and standards customarily used by such Independent Petroleum Engineers in making any determinations or appraisals,
          (iv) is based upon the assumptions determined in accordance with Sections 5.14 (a) or (c), as the case may be, and such other assumptions, estimates and projections as are fully disclosed in such Engineer's Report,
          (v) sets forth the matters specified in Sections 5.14 (a) and (vi) is, except to the extent that any of the requirements of clauses (i) to (v) hereof would cause its form to differ from the form of the Initial Engineer's Report, substantially in the form of the Initial Engineer's Report.

          "Environmental Laws" means any and all federal, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the U.S. Employee Retirement Income
          Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under
          Section 414 of the U.S. Internal Revenue Code.

          "Euro-Dollar Business Day" means any Domestic Business
          Day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England and New York, New York.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

          "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

          "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.5(c) on the basis of an Adjusted
          London Interbank Offered Rate.

          "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.5(c).

          "Event of Default" has the meaning set forth in
          Section 6.1.

          "Existing Security Documents" means (i) a Fixed Charge Demand Debenture dated October 2, 1991 by the Borrower, as amended by an agreement dated June 30, 1994, deposited pursuant to a Deposit Agreement dated October 2, 1991, as amended by an agreement dated June 30, 1994, (ii) a General Security Agreement dated October 2, 1991 by the Borrower, as amended by an agreement dated June 30, 1994,
          (iii) all Assignments under Section 177 (now Section 426) of the Bank Act (Canada) previously provided by the Borrower or any predecessor and (iv) all Assignments of Proceeds previously provided by the Borrower or any predecessor.

          "FHI" means Frontier Holdings Inc., a Delaware corporation.

          "FHI Credit Agreement" means a bank credit facility providing for loan availability and/or letter of credit availability, provided that the aggregate outstanding principal amount of loans (excluding letters of credit) thereunder may at no time exceed U.S. $20,000,000.

          "FHI EBITDA" means, for any fiscal period, consolidated net income of FHI and its Consolidated Subsidiaries for such period plus, to the extent deducted in determining such consolidated net income for such period, the aggregate amount of (i) interest expense, (ii) provision for income taxes and (iii) depletion, depreciation, amortization and other similar non-cash charges.

          "FHI Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by FHI.

          "Federal Funds Rate" means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate per annum for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three major brokers of Federal funds transactions in New York City selected by the Agent;

          "Financing Documents" means this Agreement, the Notes and the Security Documents.

          "Fixed Charges" means, for any fiscal year, the sum of:

          (i) interest payments required to be made on Debt of the Borrower or any Subsidiary during such fiscal year, provided that,

               (A) subject to paragraph (B) immediately below, if the rate of interest applicable to any Debt is at the date of determination an unknown or variable rate, then the rate to be used for the purpose of such determination shall be the rate per annum equal to the weighted average applicable rate of interest paid by such Person on such Debt during the then most recently ended calendar month,

               (B) with respect to Debt under the FHI Credit Agreement and Debt hereunder, the rate of interest to be used for the purposes of a determination shall be the rate per annum equal to the rate of interest that was in effect for such Debt as at the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of determination,

               (C) subject to paragraph (D) immediately below, the principal amount of Debt outstanding during such fiscal year shall be assumed to be the amount outstanding at the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of determination, reduced as contemplated by clause (iv) below,

               (D) with respect to Debt hereunder, (y) for any determination on or prior to the day immediately prior to the last four fiscal quarters (including the quarter containing the Termination Date) of the Revolving Credit Period (the "extension date"), the principal amount of such Debt outstanding during such fiscal year shall be assumed to be the amount outstanding at the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of determination, (z) for any determination after the extension date, the principal amount of such Debt outstanding during such fiscal year shall be assumed to be the amount outstanding at the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of determination, reduced as contemplated by clause (iii) below;

          (ii) assumed sinking fund payments by the Borrower on account of the Subordinated Debentures of U.S. $1,250,000 in each of the Borrower's 1996 and 1997 fiscal years;

          (iii) for any determination after the extension date, assumed principal payments hereunder during such fiscal year so as to reduce the Outstanding Principal at the Termination Date in 8 quarterly instalments commencing three months after the Termination Date; and

          (iv) any other scheduled payments of principal required to be made on Debt of the Borrower or any Subsidiary during such fiscal year.

          "Fronting Bank" means Paribas Bank of Canada in its capacity as the fronting bank for the Banks for the purposes of issuing Letters of Credit hereunder, and its successors in such capacity. The Fronting Bank may resign at any time by giving notice thereof to the Banks and the Borrower, and upon such resignation, the Required Banks shall have the right to appoint a successor Fronting Bank which is a Bank hereunder. If no successor Fronting Bank shall have been so appointed within 30 days after the retiring Fronting Bank gives notice of its resignation, then the retiring Fronting Bank may, on behalf of the Banks, appoint a successor Fronting Bank which shall be a Canadian chartered Bank under the Bank Act (Canada). Upon the acceptance of its appointment as Fronting Bank hereunder by a successor Fronting Bank, such successor Fronting Bank shall, and the Borrower shall cooperate with and do all acts and things necessary for the successor Fronting Bank to, replace all Letters of Credit then outstanding with replacement Letters of Credit issued by the successor Fronting Bank, whereupon the retiring Fronting Bank shall be discharged from its duties and obligations hereunder.

          "Future Net Revenue" means, with respect to any Engineered Property and for any period, the future gross revenue from such Engineered Property for such period as determined in the then most recent Engineer's Report less, without duplication, the sum of (i) any royalties payable in connection with such property during such period, (ii) any overriding royalties, net profits interests and other similar obligations payable in connection with such property during such period,
          (iii) all production, ad valorem and severance taxes relating to such property and payable during such period and (iv) Capital Costs and Production Expenses during such period necessary to provide such future gross revenue.

          "Group of Loans" means at any time a group of Direct Loans consisting of (i) all Direct Loans which are Domestic Loans at such time, (ii) all Direct Loans which are USBR Loans at such time or (iii) all Direct Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if Direct Loans of any particular Bank are converted to or made as USBR Loans pursuant to Section 8.2 or 8.5, such Direct Loans shall be included in the same Group or Groups of Loans from time to time as they would have been in if they had not been so converted or made.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
          (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          "Hydrocarbons" means oil, gas, casinghead gas, condensate and other liquid and gaseous hydrocarbons and all other minerals produced in connection therewith.

          "Indemnitee" has the meaning set forth in Section 9.3(b).

          "Independent Petroleum Engineers" means Ryder Scott Company or other petroleum engineers not regularly employed by or otherwise affiliated with the Borrower selected by the Borrower and approved by the Required Banks.

          "Initial Engineer's Report" means the report of Ryder
          Scott Company dated January 1, 1995 covering the
          Engineered Properties, a copy of which has been delivered to each of the Banks.

          "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b)  any Interest Period which begins on the last
               Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar
               Business Day of a calendar month; and

          (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.4 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above,

          (2) with respect to each Domestic Loan, the period commencing on the date specified in the applicable Notice of Borrowing or on the date specified in the applicable
          Notice of Interest Rate Election, or commencing on the date such

          Domestic Loan is otherwise deemed to have been made hereunder, and ending on the last Domestic Business Day of each calendar month, and

          (3) with respect to each USBR Loan, the period commencing on the date specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election, or commencing on the date such USBR Loan is otherwise deemed to have been made hereunder, and ending on the last Domestic Business Day of each calendar month.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

          "Letter of Credit" means a standby letter of credit or performance bond in U.S. Dollars or Canadian Dollars issued by the Fronting Bank at the request of the Borrower pursuant to this Agreement.

          "Lien" means any mortgage, lien, pledge, charge, hypothec, assignment by way of security, security interest or encumbrance of any kind (whether statutory, equitable or at common law) including, without limitation, the rights of a vendor, lessor or similar party under any conditional sale agreement or other title retention agreement or lease substantially equivalent thereto, and the rights of the holder of any production payment, advance payment or similar interests.

          "Loan" means a Euro-Dollar Loan, USBR Loan, Domestic Loan or Letter of Credit outstanding hereunder and made or issued pursuant to Section 2.1 or Section 2.8, or, in the case of a Domestic Loan or USBR Loan, which is otherwise deemed to have been made hereunder; and the term "Direct Loan" means any such Euro-Dollar Loan, USBR Loan or a Domestic Loan; provided that if any such Euro-Dollar Loan or Loans, USBR Loan or Loans, or Domestic Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the terms "Loan" and "Direct Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

          "Loan Limit" means,

          (a)  during the Revolving Credit Period, the lesser of
               (i) the aggregate of each Bank's Commitment as reduced pursuant to Section 2.7 and (ii) the Borrowing Base, and

          (b) after the Termination Date, the lesser of (i) the Outstanding Principal on the Termination Date less the Loan Limit reductions pursuant to Sections 2.4(a), 2.9(d) and 2.10(b) and (ii) the
               Borrowing Base.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.5(c).

          "Margin" has the meaning set forth in Section 2.5(c).

          "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount (or the U.S.
          Equivalent thereof) exceeding U.S. $500,000.

          "Material Financial Obligations" means a principal or face amount (or the U.S. Equivalent thereof) of Debt and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate U.S. $500,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of U.S.
          $500,000.

          "Maturity Date" means the Quarterly Date falling in December, 1999.

          "Mortgaged Properties" means all property and assets of the Borrower subject or purported to be subject to the Lien of the Security Documents.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of
          Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Net Proceeds from Petroleum Operations" means, for any calendar quarter, the gross revenues of the Borrower from the sale of Hydrocarbons produced and saved from the Borrower's Canadian oil, gas, and mineral properties, rights or interests less the sum of (i) any Crown or lessor royalties paid by the Borrower in connection with such properties during such period, (ii) any overriding royalties, net profits interests and other similar obligations paid by the Borrower in connection with such properties during such period, (iii) all production, ad valorem and severance taxes relating to such properties paid by the Borrower during such period, and (iv) Capital Costs and Production Expenses necessary to produce such revenues paid by the Borrower during such period.

          "Net Sales Proceeds" means, in respect of any sale, lease or transfer of any Engineered Property, the gross cash proceeds of such sale, lease or transfer less expenses incurred in connection thereto including any commissions, broker's fees and sales taxes.

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Direct Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" means a notice delivered by the Borrower to the Agent pursuant to Section 2.4(b) or
          Section 2.14(a) requesting a Borrowing hereunder.

          "Notice of Interest Rate Election" has the meaning set forth in Section 2.8.

          "Original Credit Agreement" has the meaning set forth in the recitals hereto.

          "Outstandings" means the aggregate, at any time, of
          (i) the principal amount of all outstanding Direct Loans,
          (ii) the maximum amount available to be drawn under all outstanding Letters of Credit, (iii) all accrued and unpaid interest, including interest on overdue and unpaid interest, payable by the Borrower hereunder, and (iv) all fees, indemnities and other amounts payable by the Borrower hereunder or under the Notes or the Security Documents.

          "Outstanding Principal" means the aggregate, at any time, of (i) the aggregate principal amount of all Domestic Loans, (ii) the Canadian Equivalent of the aggregate principal amount of all Euro-Dollar Loans and USBR Loans,
          (iii) the aggregate face amount of all outstanding Letters of Credit in Canadian Dollars, and (iv) the Canadian Equivalent of the aggregate face amount of all outstanding Letters of Credit in U.S. Dollars.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in
          Section 9.6(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the U.S. Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Prepaid Gas Contract" means that certain Prepaid Crude
          Petroleum and/or Natural Gas Purchase Agreement dated as of December 1, 1995 between the Borrower and Wainoco
          Production Partnership.

          "Prime Rate" means the variable rate of interest (expressed as a rate per annum) which the Agent establishes from time to time as the reference rate of interest which it employs in order to determine the interest rate it will charge for loans in Canadian Dollars to its customers in Canada and which it designates as its Canadian prime rate.

          "Principal Repayment Date" means each Quarterly Date falling after the Termination Date and on or prior to the Maturity Date.

          "Production Expenses" means, with respect to any oil and gas property, all cash costs and expenses (excluding general and administrative expenses) incurred for or payable in connection with the lifting, producing, gathering, separating, treating, compressing, storing, processing, marketing, transporting or otherwise handling Hydrocarbons from such property, or developing, equipping, operating or maintaining such property.

          "Projected Cash Flow Available for Fixed Charges" means, for any fiscal year, the amount determined pursuant to
          Section 5.17(c) as (A) the projected Future Net Revenues from Engineered Properties for such fiscal year minus
          (B) general and administrative expenses payable by the Borrower or any Subsidiary during such fiscal year (as forecast by the Borrower and satisfactory to the Required Banks) plus (C) the FHI EBITDA for the period of eight consecutive quarters then most recently ended divided by two minus (D) U.S. $5,000,000 (representing a notional allowance for capital costs of FHI for such fiscal year).

          "Quarterly Date" means the last Euro-Dollar Business Day of each March, June, September and December.

          "Reference Banks" means the principal London offices of Morgan Guaranty Trust Company of New York and Banque
          Paribas.

          "Regulation X" means Regulation X of the Board of
          Governors of the U.S. Federal Reserve System, as in effect from time to time.

          "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of all Commitments or, if the Commitments shall have been terminated, having an interest in at least 66 2/3% of the aggregate amount of all outstanding Loans.

          "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

          "Revolving Credit Period" means the period from and including the Effective Date to and including the Termination Date.

          "Security Documents" means the Existing Security Documents, the Subsidiary Security Documents and any other documents delivered to or for the benefit of the Banks and intended to secure or assure payment or performance of all or any part of the obligation and liabilities of the Borrower under this Agreement, including liability for all Outstandings; all as the same may be amended, supplemented, replaced, substituted or renewed from time to time.

          "Senior Notes" means the 12% Senior Notes of the Borrower due 2002.

          "Spot Rate" means, in relation to the conversion of one currency into another currency, the noon spot rate of exchange for such conversion as quoted by the Bank of Canada on the Domestic Business Day immediately preceding the date that such conversion is to be made.

          "Subordinated Debentures" means the 10 3/4% Subordinated Debentures of the Borrower due 1998.

          "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

          "Subsidiary Security Documents" means (i) a Guarantee dated as of December 1, 1995 by Wainoco Production Partnership, (ii) a General Security Agreement dated as of December 1, 1995 by Wainoco Production Partnership,
          (iii) a Guarantee dated December 1, 1995 by 662712 Alberta Ltd. and (iv) a General Security Agreement dated December 1, 1995 by 662712 Alberta Ltd., in each case in favour of the Agent for the benefit of the Banks.

          "Temporary Cash Investment" means any Investment in
          (i) direct obligations of the United States of America or Canada, or any agency thereof, or obligations guaranteed by the United States of America or Canada, or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Corporation and P-1 by Moody's Investors Service, Inc., (iii) commercial paper issued by Union Commercial Funding Corp. (a subsidiary of Union
          Bank) guaranteed by Union Bank and rated at least A-1 by Standard & Poor's Corporation and P-2 by Moody's Investors Services, Inc. not in the aggregate at any time greater than U.S. $10,000,000, (iv) time deposits (including overnight deposits accruing interest at rates based on the London Interbank market) with, including certificates of deposit issued by, any office of any bank or trust company which is organized under the laws of the United States of America or any state thereof, or under the laws of Canada or any province thereof, and has capital, surplus and undivided profits aggregating at least U.S. $500,000,000 or Cdn. $500,000,000, as the case may be, or (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

          "Termination Date" means the Quarterly Date falling in December, 1997.

          "U.S. Base Rate" means, for any day, a rate per annum equal to the higher of (i) the variable rate of interest (expressed as a rate per annum) which the Agent establishes from time to time as the reference rate of interest which it employs in order to determine the interest rate it will charge for loans in U.S. Dollars to its customers in Canada and which it designates as its U.S. base rate, and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate.

          "USBR Loan" means (i) a Loan which bears interest with reference to the U.S. Base Rate or (ii) an overdue amount which was a USBR Loan immediately before it became overdue.

          "U.S. Dollar" and "U.S. $" mean lawful money of the United States of America.

          "U.S. Equivalent" means, at any time, (i) in relation to any amount in Canadian Dollars, the amount obtained by converting such amount into U.S. Dollars at the Spot Rate and, (ii) in relation to any amount in U.S. Dollars, that amount.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Value" means, with respect to any Engineered Property (including, without limitation, a Mortgaged Property), the Discounted Present Value of Future Net Revenue from such Engineered Property as set forth in the then most recent Engineer's Report.

          "1994 Form 10-K" means the Borrower's annual report on Form 10-K for 1994, as filed with the Securities and Exchange Commission (United States of America) pursuant to the Securities Exchange Act of 1934.

1.2       Accounting Terms and Determinations

          Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

1.3       Headings and Agreement References

     (a) The division of this Agreement into Articles and Sections, the inclusion of a table of contents and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     (b) The term "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and includes any amendments or supplements hereto. Unless otherwise stated, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.4       Number and Gender

          Words importing the singular number shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

1.5       Per Annum Calculations; Currency; Time; "Including"

     (a) Unless otherwise stated, interest specified as a rate "per annum" shall be calculated using the nominal rate method, and not the effective rate method, on the basis of a calendar year of 365 days or 366 days, as the case may be.

     (b) Unless otherwise stated, references in this Agreement to dollar amounts or $ shall be deemed to be references to Canadian Dollars.

     (c) Unless otherwise stated, references to time shall mean local time in Toronto, Ontario.

     (d) The word "including" shall not be construed to limit or restrict the generality of the matter that precedes it.

1.6       Exhibits

          The following are the Exhibits annexed hereto:

          Exhibit A -    Form of Note
          Exhibit B -    Opinion of U.S. counsel for the Borrower
          Exhibit C -    Opinion of Burnet, Duckworth & Palmer,
                         Alberta counsel for the Borrower
          Exhibit D -    Opinion of Macleod Dixon, counsel for the
                         Agent


                                 ARTICLE 2
                                THE CREDITS

2.1       Credit Facility

     (a) During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to continue to make available to the Borrower a credit facility not to exceed in the aggregate at any one time outstanding the amount of its Commitment, and the Borrower may obtain Borrowings in Canadian Dollars by way of Domestic Loans and Letters of Credit, and in U.S. Dollars by way of Euro-Dollar Loans, USBR Loans and Letters of Credit; provided that the Borrower shall not be entitled to any Borrowing where (i) the Outstanding Principal, after such Borrowing, would exceed the Loan Limit, or (ii) in the event the Borrowing is a LC Borrowing, the Canadian Equivalent of the aggregate face amount of all outstanding Letters of Credit, after such LC Borrowing, would exceed Cdn. $1,000,000. Each Borrowing under this subsection (a) shall be made from the Banks or apportioned among the Banks severally and rateably in proportion to their respective Commitments, and:

          (i) in the case of Domestic Loans, shall be in an aggregate principal amount of Cdn. $1,000,000 or any larger multiple of Cdn. $100,000;

          (ii) in the case of Euro-Dollar Loans or USBR Loans, shall be in an aggregate principal amount of U.S. $1,000,000 or any larger multiple of U.S. $100,000; and

          (iii) in the case of Letters of Credit, in any amount.

          Within the foregoing limits, the Borrower may borrow under this subsection (a), repay, or to the extent permitted by Section 2.9, prepay Loans and reborrow at any time during the Revolving Credit Period under this subsection (a). The Commitments shall terminate at the close of business on the Termination Date and the credit facility of each of the Banks under this
          Section 2.1(a) shall be converted to a non-revolving term facility, and the Banks shall thereafter have no obligation to extend further Borrowings to the Borrower hereunder.

     (b) On or as promptly as practicable after each date on which the Agent shall receive (i) an Engineer's Report pursuant to Sections 5.14(a) or (c), (ii) a request by the Borrower for a redetermination of the Borrowing Base in conjunction with a proposed sale, lease or other transfer of Engineered Properties in lieu of a reduction otherwise required by the provisions of the definition of Borrowing Base or (iii) a request by the Borrower to increase the Borrowing Base through the addition of incremental Engineered Properties, which request shall be accompanied by an Engineer's Report covering the properties proposed to be added and such other information relating thereto as the Agent or any Bank may reasonably request, the Agent shall determine the proposed amount of the Borrowing Base and notify the Banks of its determination. If each of the Banks shall approve such determination, the Agent shall promptly after receiving such approval notify the Borrower of the amount of the Borrowing Base so determined whereupon the Borrowing Base shall equal the amount so notified. If any Bank shall object to such determination, then the Banks shall consult among themselves to determine a mutually acceptable Borrowing Base, and the amount so agreed upon by all Banks shall be the Borrowing Base and the Agent shall promptly notify the Borrower thereof. In any event, the determination of the Borrowing Base in accordance with this Section 2.1(b) shall be accomplished within 45 days of the delivery of the related Engineer's Report or request for redetermination. The determination of the amount of the Borrowing Base shall be based on the information relating to the Engineered Properties set forth in the Engineer's Report but subject to the customary practices and standards of each Bank in determining the maximum amount that it is willing to lend to a borrower on the basis of the future net revenues of the hydrocarbon producing properties of such borrower. In the determination of the Borrowing Base, the Banks will have full discretion to determine which (if any) non-producing and undeveloped Hydrocarbon reserves will be included. The Banks may also make such adjustment as they deem appropriate for the Debt of the Borrower (other than the Debt of the Borrower hereunder) and its Subsidiaries, including without limitation the Senior Notes.

2.2       Method of Borrowing:  Direct Loans

          With respect to Domestic Borrowings, USBR Borrowings and Euro-Dollar Borrowings:

     (a) the Borrower shall give the Agent notice no later than 12:00 Noon on the date of each Domestic Borrowing and USBR Borrowing, and at least three Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

          (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or USBR Borrowing, or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

          (ii) the aggregate amount of such Borrowing,

          (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Prime Rate as adjusted herein, the U.S. Base Rate as adjusted herein or the Euro-Dollar Rate, and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     (b) upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower;

     (c) not later than 11:00 A.M. on the date of each Euro-Dollar Borrowing and not later than 1:00 P.M. on the date of each Domestic Borrowing and USBR Borrowing, each Bank shall make available its ratable share of such Borrowing, in Canadian or U.S. Dollars, as the case may be, available in Toronto, Ontario, to the Agent at its address specified in or pursuant to Section 9.1. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address;

     (d) unless the Agent shall have received notice from a Bank prior to the date of any Domestic Borrowing, USBR
          Borrowing or Euro-Dollar Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this
          Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at a rate determined by the Agent (such rate to be conclusive and binding on such Bank or the Borrower, as the case may
          be) in accordance with the Agent's usual banking practice for advances to financial institutions of like standing to such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, nothing in this

          Section 2.2(d) shall limit or affect any rights the Borrower may have against such Bank.

2.3       Notes

     (a) The Direct Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank in an amount equal to the aggregate unpaid principal amount of such Bank s Direct Loans;

     (b) Each Bank may, by notice to the Borrower and the Agent, request that its Domestic Loans, USBR Loans and Euro-Dollar Loans be evidenced by separate Notes. In addition, each Bank may, by notice to the Borrower and the Agent, request that an additional Note be delivered by the Borrower to evidence any Direct Loan not otherwise evidenced by an existing Note hereunder. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Domestic Loans, USBR Loans or Euro-Dollar Loans, as the case may be. Each reference in this Agreement to the Note of such Bank shall be deemed to refer to and include either or all of such Notes, as the context may require.

     (c)  Upon receipt of each Bank's Note pursuant to
          Section 3.1(b), the Agent shall forward such Note to such Bank. Each Bank shall record in its records the date, amount and type of each Direct Loan made or deemed to have been made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Direct Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

2.4       Maturity of Loans; Mandatory Prepayments

     (a)  Upon the expiry of the Revolving Credit Period, the Loan
          Limit shall be immediately reduced to the Outstanding
          Principal on the Termination Date. Thereafter on each Principal Repayment Date the Loan Limit shall be reduced by the greater of (a) one-eighth (1/8th) of the Outstanding Principal at the end of the Revolving Credit Period, and (b) 80% of the Net Proceeds from Petroleum Operations for the calendar quarter ended immediately prior to the Principal Repayment Date (in determining Net Proceeds from Petroleum Operations, all currencies other than Canadian Dollars shall be converted into Canadian
          Dollars at a rate of exchange equal to the average Spot
          Rate for such calendar quarter). The Borrower shall repay an aggregate amount of the Loans on each Principal Repayment Date such that the Outstanding Principal, after such payment, does not exceed the Loan Limit on the Principal Repayment Date; provided that in any event the outstanding Loans shall be repaid in full not later than the Maturity Date. Each such payment shall be applied to such Loans as the Borrower may designate in a notice in writing to the Agent (or, failing such designation, as determined by the Agent), and shall be applied to repay ratably the Loans of the Banks.

     (b) If, due solely to exchange rate fluctuations, the Outstanding Principal is, for a period of five consecutive Domestic Business Days, in excess of the Loan Limit by an amount which is 5% or more of the Loan Limit, the Borrower shall, if requested by the Agent (and approved by the Required Banks), forthwith repay on demand the Loans to the extent of the amount by which the Outstanding Principal is in excess of the Loan Limit together with any accrued interest thereon to the date of such repayment, such that the Outstanding Principal, after such payment, is not in excess of the Loan Limit.

     (c) Subject to Sections 2.4(b) and 2.10(a), if at any time the Outstanding Principal exceeds the Loan Limit, the Borrower shall immediately repay Loans to the extent of such excess together with accrued interest thereon to the date of such repayment, such that the Outstanding Principal, after such payment, no longer exceeds the Loan Limit.

2.5       Interest Rates

     (a) Each Domestic Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or deemed to have been made until it becomes due, at a rate per annum equal to the sum of 3/4 of 1% plus the Prime Rate for such day. Such interest shall be payable monthly in arrears for each Interest Period on the last day thereof and on each date a Domestic Loan is converted to a Euro-Dollar Loan or USBR Loan, and shall be calculated on the principal amount of each Domestic Loan and on the basis of the actual number of days each such Domestic Loan is outstanding in a year of 365 or 366 days, as the case may be. Changes in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to each Domestic Loan without necessity of any notice to the Borrower.

     (b) Each USBR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or deemed to have been made until it becomes due, at a rate per annum equal to the sum of 3/4 of 1% plus the U.S. Base Rate for such day. Such interest shall be payable monthly in arrears for each Interest Period on the last day thereof and on each date a USBR Loan is converted to a Euro-Dollar Loan or Domestic Loan, and shall be calculated on the principal amount of each USBR Loan and on the basis of the actual number of days each such USBR Loan is outstanding in a year of 365 days. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to each USBR Loan without necessity of any notice to the Borrower.

     (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of 1 3/4% (the "Margin") plus the applicable Adjusted London Interbank Offered Rate. Such interest shall accrue on the principal amount of each Euro-Dollar Loan and shall be payable in arrears for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, and shall be calculated on the principal amount of each Euro-Dollar Loan and on the basis of the actual number of days each such Euro-Dollar Loan is outstanding in a year of 360 days.

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in U.S. Dollars are offered to each of the Reference Banks in the London Interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan to be made by the Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the applicable regulatory body for determining the maximum reserve requirement (including any supplemental and emergency reserves) applicable to the Banks in respect of Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

     (d) The Agent shall determine each interest rate applicable to Direct Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (e) If the Agent does not receive a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply.

2.6       Commitment Fee

     (a) Commitment Fee. During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their

          Commitments a commitment fee at the rate of 1/2 of 1% per annum on the daily average amount by which the aggregate amount of the Commitments exceeds the Outstanding Principal. Such commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date and shall be calculated on the basis of a 360 day year.

     (b) Payments. Accrued commitment fees under this Section shall be payable quarterly on each Quarterly Date, and upon the date of termination of the Commitments in their entirety and, if later, the date the Loans shall be repaid in their entirety.

2.7       Optional Termination or Reduction of Commitments

          During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days' notice to the Agent,
(i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of Cdn. $3,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Outstanding Principal.

2.8       Method of Electing Interest Rates

          With respect to Direct Loans:

     (a) such Loans shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans to another type of Direct Loan (subject in each case to the provisions of Article 8), provided that:

          (i) if such Loans are Domestic Loans or USBR Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans only as of a Euro-Dollar Business Day; or

          (ii) if such Loans are Euro-Dollar Loans, the Borrower may only elect to convert such Loans to Domestic Loans or USBR Loans, or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, effective on the last day of the then current Interest Period applicable to such Euro-Dollar Loans;

          and provided further that if the conversion of the whole or any part of any type of existing Direct Loan into another type of Direct Loan involves a change in currency, the principal amount of the new Direct Loan shall be the Canadian Equivalent or U.S. Equivalent, as the case may be, of the existing Direct Loan or relevant part thereof.

          Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Direct Loans comprising such Group, (ii) the portion to which such Notice applies is Cdn. or U.S. $1,000,000 or any larger multiple of Cdn. or U.S. $500,000, as the case may be, and (iii) the remaining portion to which it does not apply, is at least Cdn. or U.S. $1,000,000, as the case may be;

     (b)  each Notice of Interest Rate Election shall specify:

          (i) the Group of Loans (or portion thereof) to which such notice applies;

          (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii) if the Direct Loans comprising such Group are to be converted, the new type of Direct Loans and, if such new Direct Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

          (iv) if Euro-Dollar Loans are to be continued as Euro-Dollar Loans for an additional Interest
               Period, the duration of such additional Interest
               Period.

          Each Interest Period specified in a Notice of Interest
          Rate Election shall comply with the provisions of the definition of Interest Period;

     (c) upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to Section 2.8(a), the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Euro-Dollar Loans, such Loans shall be converted to a USBR Loan on the last day of the then current Interest Period applicable thereto.

2.9       Optional Prepayments

     (a) The Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay Domestic Loans in whole at any time, or from time to time in part in amounts aggregating Cdn. $1,000,000 or any larger multiple of Cdn. $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Domestic Loans of the Banks.

     (b)  The Borrower may, upon at least one Domestic Business
          Day s notice to the Agent, prepay USBR Loans in whole at any time, or from time to time in part in amounts aggregating U.S. $1,000,000 or any larger multiple of U.S. $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the USBR Loans of the Banks.

     (c) The Borrower may, upon at least three Euro-Dollar Business Days' notice to the Agent prepay the Euro-Dollar Loans comprising a Group of Euro-Dollar Loans on the last day of any Interest Period applicable to such Group, in whole at any time, or from time to time in part in amounts aggregating U.S. $1,000,000 or any larger multiple of U.S. $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Euro-Dollar Loans of the several Banks included in such Group.

     (d) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower, and the Loan Limit shall be reduced by an amount equal to the principal amount of each such prepayment (or the Canadian Equivalent thereof as of the date of prepayment) made after the Termination Date.

2.10      Contingent Prepayments

     (a) If at any time a Borrowing Base Excession exists, the Borrower shall forthwith notify the Agent and the Banks. On or before the date falling 90 days after the date of inception of such Borrowing Base Excession, the Borrower shall remedy such Borrowing Base Excession through
          (i) prepaying together with any accrued interest thereon to the date of prepayment such amount of the Loans as may be necessary to reduce the Outstanding Principal to the Borrowing Base at the date of prepayment, (ii) increasing the Borrowing Base through the addition of incremental Engineered Properties in accordance with
          Section 2.1(b)(iii), or (iii) by a combination of clauses (i) and (ii) above.

     (b) If at any time the Borrower receives insurance proceeds in a U.S. Equivalent amount greater than U.S. $500,000 pursuant to insurance effected in accordance with
          Section 5.3(e), the Borrower shall forthwith notify the Agent of such receipt. If within 15 days after receipt the Borrower shall not have expended such proceeds or committed to expend an amount equivalent thereto for the restoration or replacement of the asset in respect of which such payment was made, then the Borrower shall at the request of the Agent (with the approval of the Required Banks) forthwith prepay together with any accrued interest thereon to the date of prepayment an aggregate amount of the Loans equal to the amount of such proceeds, and the Loan Limit shall be reduced by an amount equal to the amount of such prepayment (or the Canadian Equivalent thereof as of the date of prepayment) made after the Termination Date.

2.11      General Provisions as to Payments

     (a) All payments to be made by the Borrower on account of the Loans, interest thereon and of commitment fees and other amounts payable hereunder, shall be made by the Borrower not later than 1:00 P.M. on the date when due, in U.S. Dollars if payable in respect of a Euro-Dollar Loan, USBR Loan or a Letter of Credit in U.S. Dollars (or fees on account thereof or interest thereon), or in Canadian Dollars if payable in respect of all other amounts hereunder, to the Agent at its address referred to in
          Section 9.1 (or to the Fronting Bank's address referred to in Section 9.1 in respect of fees and other amounts payable to the Fronting Bank). The Agent will promptly distribute to each Bank its proper share (if any) of each such payment received by the Agent for the account of any or all of the Banks. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of any other amount shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at a rate determined by such Bank in accordance with its usual banking practice in respect of deposits of amounts comparable to the amount of such payment at the time such payment is to be made.

     (c) To the maximum extent permitted by law, the Borrower shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defense, counterclaim or right of set-off available to the Borrower.

     (d) In the event that the Agent receives any payment from the Borrower pursuant hereto (including pursuant to Section 6.1) which or any part of which cannot be forthwith applied to Direct Loans outstanding to the Banks, the Agent with the consent of the Required Banks shall be entitled to deposit and retain such payment or any part thereof in a Cash Collateral Account bearing interest for the Borrower's account (at the rates of the Agent as may be applicable in respect of similar deposits). Such payment may be maintained in the Cash Collateral Account by the Agent for so long as such payment may be required to satisfy any contingent or unmatured obligations or liabilities of the Borrower under the Financing Documents or any of them, and such funds may be applied to payment of Outstandings at such times and in such manner as the Agent may determine.

2.12      Funding Losses

          If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a USBR Loan (pursuant to Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.2(b) or 2.9(d), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of Margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

2.13      General Provisions as to Interest; Overdue Interest; and
Fees

     (a) Whenever interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the twelve month period commencing on the first day of the period for which such calculation is made and divided by 360 or 365, as applicable.

     (b) Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall and hereby agrees to pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 1:00 P.M. at the place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded on the last Domestic Business Day of each calendar month and be payable in the currency of the relevant Loan or other amount on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to:

          (i) if such amount relates to a Domestic Loan, the interest rate applicable to Domestic Loans from time to time;

          (ii) if such amount relates to a USBR Loan, the interest applicable to USBR Loans from time to time;

          (iii) if such amount relates to a Euro-Dollar Loan and the relevant time is,

               (1)  during the Interest Period of the Euro-Dollar
                    Loan, the interest rate applicable to such Euro-Dollar Loan during such Interest Period;
                    and

               (2)  after the Interest Period of the Euro-Dollar
                    Loan, the interest rate applicable to a USBR
                    Loan; and

          (iv) in all other cases, (A) for amounts in Canadian
               Dollars the interest rate applicable to Domestic
               Loans, and (B) for amounts in U.S. Dollars the interest rate applicable to USBR Loans.

     (c) All interest, fees and other amounts payable by the Borrower hereunder shall accrue daily, be computed as described herein, and be payable both before and after demand, maturity, default and judgement.

     (d) In no event shall any interest, fees or other amounts payable hereunder exceed the maximum rate permitted by law. In the event any such interest, fee or other amount exceeds such maximum rate, such interest, fee or other amount shall be reduced to the maximum rate recoverable under law assuming the parties had agreed to such amount by contract.

2.14      Letters of Credit

          With  respect to Letters of Credit:

     (a) the Borrower may give the Agent notice requesting that a Letter of Credit be issued by the Fronting Bank as an LC Borrowing hereunder, such notice to be no later than 12:00 Noon at least three Domestic Business Days before the date of issuance of the Letter of Credit, specifying:

          (i) the date the Letter of Credit is to be issued, which shall be a Domestic Business Day,

          (ii) the face amount and currency of the Letter of Credit,

          (iii) the expiry date of the Letter of Credit, which shall be on or before the Maturity Date, and

          (iv) that the Borrower is contemporaneously delivering to the Fronting Bank the completed application, indemnity and other documents, together with the required fronting fee, referred to in
               Section 2.14(d) of this Agreement;

     (b) in respect of each Letter of Credit issued by the Fronting Bank hereunder, the Borrower shall pay to the Fronting Bank a non-refundable fronting fee in the currency in which the Letter of Credit is to be issued at a rate per annum equal to 1/8 of 1%. Such fee shall be payable in advance of the issue date for such Letter of Credit calculated on the basis of the stated maximum amount of such Letter of Credit for the period from and including its date of issuance to and including the expiry date thereof, on the basis of the actual number of days in such period on the basis of a year of 365 days; provided, however, if such fee would be less then Cdn. $500 for a Letter of Credit in Canadian Dollars, or U.S. $500 for a Letter of Credit in U.S. Dollars, then the fronting fee payable by the Borrower pursuant to this section shall be Cdn. $500 or U.S. $500, as applicable. Such fee shall be in addition to the issuance fee receivable by the Fronting Bank in its capacity as a Bank under Section 2.14(c);

     (c) in respect of each Letter of Credit the Borrower shall also pay to the Agent for the account of the Banks a non-refundable issuance fee in the currency in which the Letter of Credit is to be issued, payable in full upon the issuance of such Letter of Credit, at a rate per annum equal to 1 3/4% calculated on the basis of the stated maximum amount of such Letter of Credit for the period from and including its date of issuance to and including the expiry date thereof, on the basis of the actual number of days in such period on the basis of a year of 365 days;

     (d) the Fronting Bank shall have no obligation to issue a Letter of Credit until the Borrower has executed and delivered to the Fronting Bank such ancillary documents, including applications and indemnities, as the Fronting Bank normally stipulates for like transactions, together with the fronting fee contemplated by Section 2.14(b). The Fronting Bank shall notify the Agent of the issuance of the Letter of Credit forthwith upon such issuance;

     (e) in the event that the Fronting Bank makes a payment to any person pursuant to a Letter of Credit, then unless the Borrower fully reimburses the Fronting Bank for such payment on or before the date it is made, such payment shall be deemed as and from the date of such payment to be (i) a Domestic Loan hereunder to the Borrower by the Banks rateably in proportion to their respective shares of the Letter of Credit on the drawing thereof in the amount of such payment if such payment was made in Canadian Dollars, or (ii) a USBR Loan hereunder to the Borrower by the Banks rateably in proportion to their respective shares of the Letter of Credit on the drawing thereof if such payment was made in U.S. Dollars, with the proceeds of such Loan being applied against the Borrower's obligations to reimburse the Fronting Bank for the payment made by the Fronting Bank pursuant to the Letter of Credit, and Section 2.14(h) shall apply. The Agent shall forthwith notify the other Banks of such deemed Loan, and the provisions hereof relating to such Loans (including interest to be calculated thereon) shall apply thereto;

     (f) at or before 12:00 Noon at least three Domestic Business Days prior to the expiration of a Letter of Credit, the Borrower may deliver a notice to the Agent selecting a new expiry date for the Letter of Credit or part thereof being extended. Such extension of a Letter of Credit may only be effected by the Fronting Bank extending the expiry date of an existing Letter of Credit, either by the issuance of a new Letter of Credit containing the new expiry date or by an amendment to the existing one, and with or without a reduction in the amount payable thereunder; provided that the issuance of a Letter of Credit to a new party, an increase in the amount payable under a Letter of Credit or any other change in its terms may only be effected by way of a Borrowing by the Borrower by delivering a Notice of Borrowing pursuant to
          Section 2.14(a). Letter of Credit fees shall be payable in respect of extended Letters of Credit pursuant to Sections 2.14(b) and 2.14(c), computed in respect of the period of the extension; provided that the minimum fee set forth in Section 2.14(b) shall be Cdn. $100 or U.S. $100, as applicable;

     (g) Letters of Credit shall be issued by the Fronting Bank for the full face amount requested in the applicable notice and shall be made available to the Borrower at the Applicable Lending Office of the Fronting Bank (or as the Borrower may direct) at or before 2:00 P.M. on the issue date thereof;

     (h) (i) if the Fronting Bank makes payment under any Letter of Credit and the Borrower does not fully reimburse the Fronting Bank on or before the date of payment, each Bank shall, on request by the Fronting Bank, immediately pay to the Fronting Bank an amount equal to such Bank's rateable share of the amount paid by the Fronting Bank;

          (ii) each Bank shall immediately on demand indemnify the Fronting Bank to the extent of such Bank's rateable share of any amount paid or liability incurred by the Fronting Bank under each Letter of Credit issued by it to the extent that the Borrower does not fully reimburse the Fronting Bank therefor; and

          (iii)     for certainty, the obligations in this
                    Section 2.14(h) shall continue as obligations of the persons who were Banks at the time each such Letter of Credit was issued notwithstanding that such Bank may assign its rights and obligations hereunder, unless the Fronting Bank specifically releases such Bank from such obligations in writing;

     (i) the Borrower hereby indemnifies the Fronting Bank, the Agent and each of the Banks and holds them harmless from and against all losses, costs, expenses, liabilities, claims, causes of action or damages of any and every kind incurred by them or any of them in respect of or as a consequence of the issuance of a Letter of Credit hereunder or any payments made by the Fronting Bank pursuant thereto, notwithstanding that such Bank may assign its rights and obligations hereunder.


                                 ARTICLE 3
                          CONDITIONS AND SECURITY

3.1       Effectiveness

          This Amended Agreement shall become effective as of the Effective Date upon the satisfaction of the following conditions:

     (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

     (b) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.3;

     (c) receipt by the Agent of an opinion of U.S. counsel for the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (d)  receipt by the Agent of an opinion of Burnet, Duckworth
          & Palmer, Alberta counsel for the Borrower, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (e) receipt by the Agent of an opinion of Macleod Dixon, counsel for the Agent, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request; and

     (f) receipt by the Agent of all documents or opinions it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Financing Documents, the Borrower's title to the Mortgaged Properties, and any other matters relevant hereto, including any amendments to the Existing Security Documents, all in form and substance satisfactory to the Agent.

          Upon this Amended Agreement becoming effective, the "Note" delivered to each Bank under the Original Credit Agreement shall be replaced and the Notes delivered under this Amended
Agreement shall be given in substitution therefor; each Bank shall deliver to the Agent the "Note" delivered to it under the Original Credit Agreement, which the Agent shall mark "Renewed" and shall hold as additional evidence of the indebtedness of the Borrower hereunder.

3.2       Amendment and Restatement

          On and after the Effective Date:

     (a) the Original Credit Agreement shall be deemed to be amended and restated in the form of this Amended
          Agreement;

     (b) the parties hereto shall have no further rights or obligations to each other under the Original Credit Agreement as the same existed immediately prior to the said amendment and restatement except to the extent the same are continued hereunder;

     (c) all Loans and other Outstandings (as those terms are defined in the Original Credit Agreement) under the Original Credit Agreement immediately prior to the Effective Date shall continue to be outstanding under this Agreement and shall be deemed to be Loans and other Outstandings owing by the Borrower to the Banks under this Agreement;

     (d) the Existing Security Documents and the Subsidiary Security Documents are and shall continue to be outstanding and are and shall continue to constitute security for all Outstandings under this Agreement, and all references contained therein to the Original Credit Agreement shall be deemed to be references to this Agreement;

     (e) the Consent and Waiver shall continue to exist as a consent and waiver by the Banks with respect to the transactions described therein in the manner and scope set forth therein, and the Borrower is and continues to be bound by all its covenants and agreements contained in the Consent and Waiver; and

     (f) that certain letter of credit no. PBCTGTY2732 issued by Paribas at the request of the Borrower prior to the date hereof, in favour of TransCanada Pipe Lines Limited, in a face amount of Cdn. $118,484 and expiring October 31, 1996, shall be deemed to be an LC Borrowing hereunder issued by Paribas as the Fronting Bank in the face amount of such letter of credit; Paribas, the Fronting Bank and the Banks shall reach a mutually acceptable sharing of the issuance fee paid by the Borrower in respect of such letter of credit, and the Borrower shall be deemed to have complied with its obligations under sections 2.14(b) and 2.14(c).

          Notwithstanding the foregoing or any other term hereof, all of the covenants, representations and warranties on the part of the Borrower under the Original Credit Agreement and all of the Banks' claims and causes of action arising in connection therewith, in respect of all matters, events, circumstances and obligations arising or existing prior to the Effective Date shall continue, survive and shall not be merged in the execution of this document or any other Financing Documents or any Borrowings hereunder.

3.3       Borrowings

          The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

     (a)  such Borrowing shall occur during the Revolving Credit
          Period and the Commitments shall not have terminated;

     (b) receipt by the Agent of a Notice of Borrowing as required by Section 2.2(a) or 2.14(a);

     (c) the fact that, immediately after such Borrowing, the Outstanding Principal will not exceed the Loan Limit, and in the case of an LC Borrowing, immediately after such Borrowing, the Canadian Equivalent of the aggregate face amount of all outstanding Letters of Credit will not exceed Cdn. $1,000,000;

     (d) the fact that with respect to each Bank, immediately after such Borrowing, the Outstanding Principal owing to such Bank will not exceed its Commitment;

     (e) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

     (f) the fact that the representations and warranties of the Borrower contained in the Financing Documents shall be true on and as of the date of such Borrowing.

          Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d), (e) and
(f) of this Section.

3.4       General Security Provisions

     (a) Each of the Security Documents has been or shall be registered or perfected in all such jurisdictions as may be required, in the reasonable opinion of the Agent or its counsel, to preserve and protect the priority of the Security Documents.

     (b) Forthwith upon request of the Agent or any Bank, the Borrower shall promptly provide all such documents and information and perform all such acts as the Agent or any Bank or its counsel may reasonably request in order to establish or maintain the validity, perfection or priority of the Security Documents including the creation of further fixed charge security over any Mortgaged Properties hereafter acquired or not specifically described in the Security Documents or misdescribed in the Security Documents.

     (c) Each of the Security Documents shall for all purposes be treated as a separate and continuing collateral security for all Outstandings hereunder and shall be deemed to have been given in addition to and not in place of any other Security Document or any other Liens now or hereafter acquired by the Agent or any Bank.

     (d) Subject to Article 7, the Agent may grant extensions of time or other indulgences, acquire and release the Security Documents, accept compromises, grant releases and discharges and otherwise deal with the Borrower and other Persons and with the Security Documents as the Agent may see fit, without prejudice to any other rights or recourse the Agent may have under this Agreement or any of the Security Documents against the Borrower.

     (e) The Security Documents shall be effective, and the undertakings as to the Security Documents herein or in any document hereunder shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security Documents or before or after or upon the date of execution of any amendments to or restatements of this Agreement, and shall not be affected by any payments or by any indebtedness fluctuating from time to time.


                                 ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES

          The Borrower hereby represents and warrants that:

4.1       Corporate Existence and Power

          The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly registered to carry on business in each jurisdiction in which it owns property or carries on business, and the Borrower has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2       Corporate and Governmental Authorization; No
Contravention

          The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement, the Security Documents and the Notes to which each of them is a party are within the Borrower's and its Subsidiaries' powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), require no action by or in respect of, or filing with, any governmental body, agency or official (except such filings as may be necessary to perfect the Liens of the Security Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws or other constating documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or any

Subsidiary, or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens created by the Security Documents).

4.3       Binding Effect

          This Agreement, the Security Documents and the Notes constitute or, when executed and delivered in accordance with this Agreement will constitute, valid and binding obligations of each of the Borrower and its Subsidiaries, as applicable, in each case enforceable against it in accordance with their respective terms except (i) as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, (ii) as rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability, (iii) that certain of the remedial provisions of the Security Documents may be limited by applicable law, although such limitations do not in the opinion of the Borrower make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the benefits intended to be afforded thereby.

4.4       Financial Information

     (a) The consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 1994 which shall include the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, reported on by Arthur Andersen & Co. and set forth in the Borrower's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) Since December 31, 1994 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

4.5       Litigation

          There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of any of the Financing Documents.

4.6       Compliance with ERISA

          Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the U.S. Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the U.S. Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the U.S. Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the U.S. Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

4.7       Environmental Matters

          In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and
expenses).   On the basis of this review, the Borrower has
reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

4.8       Taxes

          The Borrower and its Subsidiaries have filed all Canadian federal and provincial, U.S. federal and state and all other income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

4.9       Subsidiaries

          Each of the Borrower's Subsidiaries is a corporation or other entity duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.10      Regulation

          The Borrower is not subject to regulation under the U.S. Public Utility Holding Company Act of 1935, as amended, the U.S. Investment Company Act of 1940, as amended, or any other federal, state or provincial law or regulation that limits the incurrence by the Borrower or any Subsidiary of Debt, including, without limitation, laws relating to common or contract carriers or the sale of electricity, gas, steam or other public utility services.

4.11      Full Disclosure

          All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under any of the Financing Documents.

4.12      Mortgaged Properties

          The Borrower has good and marketable title to all Mortgaged Properties subject to no prior or equal Liens except
Liens permitted under Section 5.10.

4.13      Liens of the Security Documents

          The Security Documents create valid Liens against the Mortgaged Properties and other property and assets purported to be subjected thereto securing the payment of the obligations of the Borrower under the Financing Documents and all other obligations purported to be secured thereby subject to no prior or equal Liens except Liens permitted under Section 5.10.

4.14      Reserve Data and Projections

          The statements and conclusions as to oil and gas reserves and forecast results included in the Initial Engineer's Reports are, and all such information included in any future Engineer's Report will be, based upon the best information available to the Borrower at the time such statements were or are made and take or will take into consideration all information which, in the reasonable judgment of the Borrower, was or is believed to be material at the time (determined in accordance with standards customarily applicable to professionals in the oil and gas industry), it being understood that such statements and conclusions are necessarily based upon professional opinions, estimates and projections, and the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

4.15      Production Penalties

          Except as considered in the Engineer's Report, none of the wells on the Engineered Properties are subject to a production penalty of any nature, and it has received no notice of, and is not otherwise aware of, any impending change in statutorily imposed or sanctioned production allowables currently applicable to any of the wells, and (except as advised by the Borrower with respect to the Engineer's Report prior to the Banks' determination of the Borrowing Base with reference thereto and other than pursuant to the Prepaid Gas Contract) neither it nor any of its Subsidiaries nor any party acting on their or its behalf is obligated to deliver petroleum or natural gas allocable to the Engineered Properties to any party having a value in excess of U.S. $500,000 in aggregate without in due course thereafter receiving and being entitled to retain full payment at current market prices therefore.

4.16      Conversion

          Except as considered in the Engineer's Report, none of the interests of the Borrower in the Engineered Properties are subject to reduction by virtue of the conversion or other alteration of any third party interest relating thereto.

4.17      Operations

          The Mortgaged Property has been and will at all times be operated in accordance with good oil and gas industry practice and in accordance with all applicable laws and regulations, and in accordance with the terms and conditions of all material agreements relating thereto; all wells on the lands which should, in accordance with good oil and gas industry practice or applicable laws, have been abandoned, have been properly plugged and abandoned in accordance with good industry practices and all applicable laws.


                                 ARTICLE 5
                                 COVENANTS

          The Borrower hereby covenants and agrees:

5.1       Information

          The Borrower will deliver to each of the Banks:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year, consolidated financial statements of the Borrower and its Consolidated
          Subsidiaries as of the end of such fiscal year prepared in accordance with generally accepted accounting principles which shall include the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated financial statements of the Borrower shall be audited by Arthur Andersen & Co. or other independent public accountants of nationally recognized standing and such consolidated financial statements of the Borrower shall be certified as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

     (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of the end of such quarter prepared in accordance with generally accepted accounting principles which shall include the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

     (c) simultaneously with the delivery of each set of financial statements referred to in Sections 5.1(a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.13, 5.17, 5.18 and 5.19 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

     (d) simultaneously with the delivery of the Borrower's financial statements referred to in Section 5.1(a) above, a statement of the firm of independent public accountants which reported on such statements (i) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above, except with respect to Section 5.17;

     (e) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

     (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (g) promptly upon filing or receipt thereof, each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed or received by the Borrower with or from any securities exchange or the Securities and Exchange Commission (United States of America) or any successor agency;

     (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
          (iv) applies for a waiver of the minimum funding standard under Section 412 of the U.S. Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
          (vi) gives notice of withdrawal from any Plan pursuant to
          Section 4063 of ERISA, a copy of such notice; or
          (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which Borrower or applicable member of the ERISA Group is required or proposes to take;

     (i) simultaneously with each delivery of an Engineer's Report pursuant to Section 5.14(a), but no more than once a year, a forecast of general and administrative expenses and FHI EBITDA and such other information as the Agent may require in order to confirm the Borrower's calculation of Projected Cash Flow Available for Fixed Charges pursuant to Section 5.17(c); and

     (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

5.2       Payment of Obligations

          The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

5.3       Maintenance and Development of Borrower Engineered
          Properties and Other Property; Insurance

     (a) The Borrower will, and will cause each Subsidiary to, maintain the Engineered Properties operated by such Person and related facilities and equipment in good repair and condition, and from time to time make all necessary and proper repairs, replacements and renewals; and operate the same in accordance with good oil field practice; and take all necessary and advisable action to maintain, protect and defend all the rights, titles and interests of the Borrower or such Subsidiary to the Engineered Properties.

     (b) The Borrower will, and will cause each Subsidiary to, take all actions available to such Person with respect to any of the Engineered Properties which are operated by operators other than the Borrower or any Subsidiary, under applicable operating agreements or arrangements or otherwise, which are reasonably necessary to cause such operators to operate prudently in accordance with good oil field practice and to perform any such undertakings required to be performed by such operators; and perform its obligations (including, without limitation, payment of its share of all operating expenses) with respect thereto.

     (c) The Borrower will keep, and will cause each Subsidiary to keep, all property otherwise not subject to
          Section 5.3(a) useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (d) The Borrower will, and will cause each of its Subsidiaries to, use all necessary and reasonable efforts to cause each Engineered Property to be developed in such manner, and will devote such funds to such purpose, as would a reasonably prudent Person similarly situated and (subject to the foregoing) on a basis consistent with the most recent Engineer's Report covering such Engineered Property.

     (e) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business in the jurisdiction in which the Borrower or any Subsidiary operates, including property insurance, public liability insurance for bodily injury and property damage, well-control coverage, automobile liability insurance, worker's compensation coverage as required by law and insurance against loss or damage by employee dishonesty, theft, fire, lightning, hail, windstorm, explosion, hazards, casualties and other contingencies; and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

5.4       Conduct of Business and Maintenance of Existence

          The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this
Section 5.4 shall prohibit (i) the merger of a Subsidiary with or into another Person (other than the Borrower) if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

5.5       Compliance with Laws

          The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5.6       Inspection of Property, Books and Records

          The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

5.7       Debt

          Neither the Borrower nor any Subsidiary will, after the date hereof, create, incur or assume any Debt other than (i) under the Financing Documents, (ii) in the case of FHI and FHI Subsidiaries, Debt not to exceed U.S. $50,000,000 under the FHI Credit Agreement, (iii) in the case of the Borrower, loans or advances by any Person (not being a Subsidiary) to it for working capital purposes in an aggregate amount (or the U.S. Equivalent thereof) not exceeding U.S. $2,500,000 at any one time, (iv) loans or advances by the Borrower to a Subsidiary or by a Subsidiary to the Borrower, (v) in the case of the Borrower, not to exceed
U.S. $100,000,000 under the Senior Notes, (vi) in the case of the Borrower, not to exceed U.S. $46,000,000 under the Convertible Debentures, and (vii) in the case of the Borrower, not to exceed U.S. $7,500,000 under the Subordinated Debentures.

5.8       Restricted Payments

          Neither the Borrower nor any Subsidiary will declare or make any Restricted Payment other than, in the case of the Borrower, any interest or sinking fund payment on or in respect of the Convertible Debentures.

5.9       Investments

          Neither the Borrower nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:

     (a) present and future Investments in existing Subsidiaries on the date hereof; or

     (b)  Temporary Cash Investments.

5.10      Negative Pledge

          Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on the Mortgaged Properties or any other property and assets now owned or hereafter acquired by it, except:

     (a)  any Lien arising pursuant to the Security Documents;

     (b) any Lien on any asset of FHI or any FHI Subsidiary securing Debt of FHI or an FHI Subsidiary;

     (c) Liens for taxes not yet due or the validity of which is being contested in good faith by the Borrower; provided that if so requested by the Agent with the consent of the Required Banks, there shall have been deposited with the Agent, a court or the assessing authority security satisfactory to the Agent and the Required Banks for the payment of such amount;

     (d) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations,
          (ii) do not secure any payment obligation in an amount (or the U.S. Equivalent thereof) exceeding
          U.S. $1,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

     (e)  Liens on cash and cash equivalents securing Derivatives
          Obligations, provided that the aggregate amount (or the U.S. Equivalent thereof) of cash and cash equivalents subject to such Liens may at no time exceed U.S. $3,000,000.

5.11      Consolidations, Mergers and Sales of Assets

          The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person.

5.12      Use of Proceeds

          The proceeds of the Loans made under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation X.

5.13      Value of Mortgaged Properties

          If the aggregate Value of the Mortgaged Properties at any time is less than 80% of the aggregate Value of the Engineered Properties, the Borrower shall forthwith notify the Agent. On or before the date falling 30 days after the date on which the Borrower receives from the Independent Petroleum Engineers the Engineer's Report indicating the aggregate Value of the Mortgaged Properties has fallen below 80% of the aggregate Value of the Engineered Properties, the Borrower shall execute such further security, mortgages or charges as are necessary to ensure that the aggregate Value of the Mortgaged Properties at all times is greater than or equal to 80% of the aggregate Value of the Engineered Properties.

5.14      Engineer's Reports

     (a) Within 60 days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Agent and each of the Banks an Engineer's Report for all Engineered Properties (separately identifying each Engineered Property) prepared by the Independent Petroleum Engineers, and setting forth, with respect to each property covered, as of the last date of such fiscal year:

          (i) the projected gross and net volumes of Hydrocarbons reasonably expected to be produced from such Engineered Property, by years, for each succeeding year during the expected period of production from such Engineered Property,

          (ii) the Future Net Revenue and the Discounted Present
               Value of Future Net Revenue from such Engineered
               Property, by years, for each succeeding year during the expected period of production from such Engineered Property, and

          (iii) the aggregate amounts covered in items (i) and
                (ii) above for all Engineered Properties, in each case showing in reasonable detail all computations in connection therewith.

     (b) At least 30 days before the end of each fiscal year of the Borrower, the Agent will specify to the Borrower the assumptions to be made by the Independent Petroleum Engineers in preparing the Engineer's Report with respect to such fiscal year. Each such Engineer's Report should be based upon (i) such specified assumptions, and
          (ii) such other assumptions, not inconsistent with the assumptions specified by the Agent, proposed by the Borrower to the Banks within 30 days before the end of such fiscal year and not disapproved by the Required Banks within 15 days after the end of such fiscal year.

     (c) As promptly as practicable, and in any event, within 90 days, after a request therefor by Banks having 45% or more of the aggregate amount of all Commitments or (if the Commitments shall have terminated) having an interest in 45% or more of the aggregate amount of all outstanding Loans (which request shall be made not more than twice during any fiscal year), the Borrower shall deliver to the Agent and each of the Banks a Engineer's Report for all Engineered Properties, prepared by the Independent Petroleum Engineers, and setting forth, with respect to the properties covered, as of the last day preceding such request, the information described in items (i) through
          (iii) of Section 5.14(a) above. At the time of any request by the Required Banks under this Section 5.14(c), the Agent will specify to the Borrower the assumptions to be made by the Independent Petroleum Engineers in preparing such Engineer's Report.

5.15      Disposition of Borrower Engineered Properties

     (a) The Borrower will not sell, lease or otherwise transfer any of the Engineered Properties unless (i) such transaction is on an arm's length basis and for fair market value, (ii) such transaction is permitted under
          Section 5.11, (iii) after such transaction, no Default shall have occurred and be continuing and (iv) such transaction and any resulting reduction in the Borrowing Base shall neither cause a Borrowing Base Excession to exist nor increase the amount of an existing Borrowing Base Excession.

     (b) If the Borrower shall deliver to the Agent a certificate certifying that any Mortgaged Property has been sold or transferred in accordance with Section 5.15(a), the Agent shall execute and deliver all instruments reasonably requested by the Borrower to effect and record a release of such Mortgaged Property; provided that no such release shall affect the Lien of any Security Document on any other Mortgaged Property or the rights and obligations of the parties with respect thereto.

5.16      Transactions with Affiliates

          The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this Section shall not prohibit (a) the Borrower from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) the Borrower or any Subsidiary from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favourable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) the Borrower or any Subsidiary from making payments of principal, interest and premium on any Debt of the Borrower or any Subsidiary held by an Affiliate if the terms of such Debt are substantially as favourable to the Borrower or such Subsidiary as the terms which could have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate, (d) the Borrower or any Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates and (e) any creation, incurrence of assumption of Debt permitted under subsection (vi) of
Section 5.7.

5.17      Minimum Fixed Charge Coverage

     (a) As at the end of each fiscal quarter during each fiscal year of the Borrower, the Projected Cash Flow Available for Fixed Charges for such current fiscal year and the next succeeding fiscal year will be greater than 150% of the related Fixed Charges for each such fiscal year.

     (b) Within 15 days after delivery of a notice from the Agent pursuant to Section 5.17(c), and simultaneously with the delivery of each set of financial statements referred to in Section 5.1(b), the Borrower will deliver to each of the Banks a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.17(a) at the date of delivery of such certificate. Such certificate shall set forth a calculation of Fixed Charges for the then current fiscal year and the next succeeding fiscal year determined as of the last day of the then most recent ended fiscal year of the Borrower, in the case of the first such certificate delivered during any fiscal year, and as of the then most recently ended fiscal quarter, in the case of each subsequent certificate delivered during any fiscal year, and shall be based upon the Projected Cash Flow Available for Fixed

          Charges as determined pursuant to Section 5.17(c), adjusted in the case of such subsequently delivered certificates to reflect FHI EBITDA for the eight consecutive fiscal quarters then most recently ended and, if either the Borrower or the Agent so elects by notice to the other, to reflect changes in currency exchange rates since the end of the most recently ended fiscal year.

     (c) On or as promptly as practicable after each date on which the Agent shall receive an Engineer's Report pursuant to
          Section 5.14(a) and the information called for by
          Section 5.1(h), the Borrower shall determine the Projected Cash Flow Available for Fixed Charges for the then current fiscal year and the next succeeding fiscal year and notify the Agent and the Banks of its determination. The determination by the Borrower of the Projected Cash Flow Available for Fixed Charges for each fiscal year shall be based on the information relating to the Engineered Properties set forth in the applicable Engineer's Report, but subject to the factors referred to in Section 2.1(b).

     (d) In determining Fixed Charges and Projected Cash Flow Available for Fixed Charges, all currencies other than U.S. Dollars shall be converted into U.S. Dollars at a rate of exchange equal to the average Spot Rate for the calendar month ending on the date as of which such determination is being made. Therefore, in accordance with Section 5.17(b), the applicable currency conversion rate for purposes of determining Fixed Charges will be recalculated quarterly while the applicable currency conversion rate for purposes of determining Projected Cash Flow Available for Fixed Charges will be recalculated annually and, if the Borrower shall so elect, as of any quarter.

5.18      Minimum Consolidated Net Worth

          Consolidated Tangible Net Worth will at no time be less than U.S. $30,000,000.

5.19      Interest Coverage Ratio

          Consolidated EBITDA shall:

     (a) for any four fiscal quarters within each period of five consecutive fiscal quarters ending on December 31, 1995 and March 31, 1996, be greater than or equal to 145% of the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four fiscal quarters; and

     (b) for any four fiscal quarters within all periods of five consecutive fiscal quarters ending after March 31, 1996, be greater than or equal to 150% of the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four fiscal quarters.

5.20      Amendments to Other Agreements

          If the FHI Credit Agreement is proposed to be amended in any manner that may affect the Banks in relation to this Agreement, the Borrower will consult with the Banks on the proposed amendment and negotiate in good faith with the Banks to agree, prior to the effectiveness of any such proposed amendment, to such amendments to the Financing Documents as may be requested by the Banks in consideration of such proposed amendment.


                                 ARTICLE 6
                                 DEFAULTS

6.1       Events of Default

          If one or more of the following events ("Events of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due all or any part of any Loan, or shall fail to pay within five days after the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.7 to 5.13, inclusive, and 5.15 to 5.20, inclusive, or the Borrower shall fail to observe or perform any of its covenants and agreements contained in the Consent and Waiver;

     (c) the Borrower or any Subsidiary shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to it by the Agent at the request of any Bank, or
          (ii) in any Security Document for 10 days after written notice thereof has been given to it by the Agent at the request of any Bank;

     (d) any representation, warranty, certification or statement made by the Borrower or any Subsidiary in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding in any jurisdiction seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law in any jurisdiction now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced in any jurisdiction against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law in any jurisdiction now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under any bankruptcy laws as now or hereafter in effect in any jurisdiction;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of U.S. $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of U.S. $5,000,000;

     (j) the U.S. Equivalent of a judgment or order for the payment of money in excess of U.S. $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days;

     (k) any person or group of persons (within the meaning of Section 13 or 14 of the U.S. Securities Exchange Act of
          1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission (United States of America) under said Act) of 50% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower; or

     (l) any Liens held by the Banks or by the Agent for the benefit of the Banks on the Mortgaged Properties or any property and assets of any Subsidiary shall at any time not constitute valid Liens subject to no prior or equal Liens (other than Liens permitted under Section 5.10) for any reason whatsoever, including as a result of the non-perfection or loss of perfection of the Lien of the Security Documents;

then, and in every such event, the Agent shall (a) unless the Commitments have previously terminated hereunder and if requested by Banks having 45% or more in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (b) if requested by Banks having an interest in 45% or more of the aggregate amount of all outstanding Loans, by notice to the Borrower,

          (i) declare all Direct Loans outstanding hereunder, and all accrued interest, fees and other Outstandings due under the Financing Documents, to be immediately due and payable whereupon such amounts shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and

          (ii) declare an amount sufficient to pay all potential indebtedness, liabilities and obligations of the Borrower hereunder in respect of unmatured Letters of Credit which are outstanding to be immediately due and payable, whereupon such amounts shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, whereupon all Security Documents shall become immediately enforceable and the Banks shall be entitled to all rights and remedies set forth herein and therein; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans, interest, fees and other Outstandings and amounts set forth in paragraphs (i) and (ii) above shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and all Security Documents shall become immediately enforceable and the Banks shall be entitled to all rights and remedies set forth herein and therein.

6.2       Notice of Default

          The Agent shall give notice to the Borrower under
Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

6.3       Conversions to USBR Loans

          At any time after the occurrence of an Event of Default, the Agent may with the consent of the Required Banks convert any amount outstanding hereunder as a Euro-Dollar Loan, together with any accrued and unpaid interest thereon, to a USBR Loan in respect of which interest shall accrue and be payable by the Borrower at the rate herein provided in respect of USBR Loans.


                                 ARTICLE 7
                                 THE AGENT

7.1       Appointment Authorization

          Subject to the following, each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto:

     (a) except as otherwise provided for in this Agreement or in paragraph (b) below, where the terms of the Financing Documents refer to any action to be taken thereunder which is not delegated to the Agent by the terms thereof or to any such action that requires the consent, approval, satisfaction, agreement or other determination of the Banks, the action taken by and the consent, approval, satisfaction, agreement or other determination given or made by the Required Banks shall constitute the action or consent, approval, agreement or other determination of all the Banks herein or therein referred to; and

     (b) the following actions and matters shall require the approval of all the Banks:

          (i) any amendment to the Financing Documents or any of them;

          (ii) any waiver or extension which relates to the rate or dates of payment of interest payable hereunder, the amount or dates of payment of fees payable hereunder, the dates and amounts of repayment of principal required hereunder or the conditions precedent contained herein;

          (iii) except as contemplated in Section 5.15(b), the release, discharge or compromise of any of the Security Documents or the Lien thereof;

          (iv) the taking of any steps in relation to the enforcement of, or realization with respect to, the Security Documents; and

          (v) any assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

7.2       Agent and Affiliates

          J.P. Morgan Canada shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and J.P. Morgan Canada and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, or any Subsidiary or Affiliate as if it were not the Agent under the Financing Documents.

7.3       Action by Agent

          The obligations of the Agent under the Financing
Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in the Financing Documents.

7.4       Consultation with Experts

          The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

7.5       Liability of Agent

          Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Financing Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or wilful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

7.6       Indemnification

          Each Bank shall, ratably based on the Commitments of the Banks or the interests of the Banks in the Loans (if the Commitments shall have terminated), indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or wilful misconduct) that such indemnitee may suffer or incur in connection with any of the Financing Documents or any action taken or omitted by such indemnitee thereunder.

7.7       Credit Decision

          Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Financing Document.

7.8       Successor Agent

          The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Canadian chartered bank under the Bank Act (Canada) and having a combined capital and surplus of at least
Cdn. $50,000,000. Upon the acceptance of its appointment as Agent under the Financing Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring Agent's resignation under the Financing Documents as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

7.9       Agent's Fees

          The Borrower shall pay to the Agent for its own account arrangement, agency and engineering fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.


                                 ARTICLE 8
                         CHANGE IN CIRCUMSTANCES

8.1       Basis for Determining Interest Rate Inadequate or Unfair

          If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

     (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

     (b) Banks having 45% or more of the aggregate amount of all Commitments or having an interest in 45% or more of the aggregate amount of all outstanding Loans (if the Commitments shall have terminated) advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist,
(i) the obligations of the Banks to make Euro-Dollar Loans or to convert outstanding Domestic Loans and USBR Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a USBR Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a USBR Borrowing.

8.2       Illegality

          If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Domestic Loans and USBR Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a USBR Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

8.3       Increased Cost and Reduced Return

     (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London Interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

     (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

8.4       Taxes

     (a) For purposes of this Section 8.4, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes (including penalties and interest) imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located.

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

     (b) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
          (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in
          Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

     (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank or the Agent (as the case may be) makes written demand therefor.

          If a Bank or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days thereafter, apply for such refund at the Borrower's expense. If any Bank or the Agent receives a refund in respect of any Taxes or Other Taxes for which such Bank or the Agent has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of such refund, repay such refund to the Borrower with interest if any interest is received thereon by such Bank or the Agent.

     (d) Each Bank on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank pursuant to
          Section 9.6 in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower evidence that it is not a non-resident of Canada for the purposes of The Income Tax Act (Canada) and provide the Agent with U.S. Internal Revenue Service form W-8 or any successor form certifying that such Bank is not a U.S. citizen or resident.

     (e) For any period in respect of which a Bank is a non-resident of Canada for the purposes of The Income Tax Act (Canada) (unless as a result of a change in law or regulation occurring subsequent to the date on which evidence of residency was provided by such Bank as specified by and in accordance with Section 8.4(d)), such Bank shall not be entitled to indemnification under
          Section 8.4(b) or (c) with respect to Taxes imposed by Canada; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this
          Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and
          (ii) is not otherwise disadvantageous to such Bank.

     (g) In the event that the Borrower shall be required to pay to any Bank material amounts pursuant to this
          Section 8.4, the Borrower may give notice to such Bank (with copies to the Agent) that it wishes to seek one or more assignees (which may be one or more of the Banks) to assume the Commitment of such Bank (if the Commitment of such Bank has not terminated) and to purchase its outstanding Loans and Note and the Agent will use its best efforts to assist the Borrower in obtaining an assignee(s). If an assignee(s) cannot be obtained for such affected Bank(s) and provided that no Default shall have occurred and be continuing, the Borrower may, with the consent of each other Bank, prepay immediately all

          Direct Loans of such affected Bank and terminate such affected Bank's entire Commitment hereunder (if such Bank s Commitment has not terminated). The other Banks shall assume all liability of the affected Bank for any outstanding Letters of Credit and the Borrower shall pay to the Agent an adjusted fee with respect to each such Letter of Credit for the account of such Banks pursuant to Section 2.14(c), based on the increased exposure of such Banks for the period each such Letter of Credit will remain outstanding. Any Bank selling its Commitment and/or its Loans, Note and interest in this Agreement to any assignee(s) will do so in accordance with Section 9.6 for an amount equal to the sum of the aggregate principal amount of its Direct Loans plus all other fees and amounts (including, without limitation, any compensation claimed by such Bank under Section 2.12 or this
          Section 8.4) due such Bank hereunder calculated, in each case, to the date such Commitment and/or such Loans, Note and interest are purchased, and such assignee(s) shall assume such Bank's liability for any outstanding Letters of Credit. Upon such sale or prepayment, said Bank shall have no further Commitment and/or other obligation to the Borrower hereunder or under any Note.

8.5       USBR Loans Substituted for Affected Euro-Dollar Loans

          If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.2 or
(ii) any Bank has demanded compensation under Section 8.3(a) or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

     (a) all Loans which would otherwise be made by such Bank as (or continued or converted into) Euro-Dollar Loans shall be made instead as USBR Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

     (b) after each of its Euro-Dollar Loans has been repaid (or converted to a USBR Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its USBR
          Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such USBR Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

                                 ARTICLE 9
                               MISCELLANEOUS

9.1       Notices

          All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing) and shall be given to such party:
(x) in the case of the Borrower, the Agent or the Fronting Bank at its address, telex or telecopy number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, telex or telecopy number set forth in its Administrative Questionnaire or
(z) in the case of any party, such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and telephonic confirmation of receipt thereof is received, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or
Article 8 shall not be effective until received.

9.2       No Waivers

          No failure or delay by the Agent or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3       Expenses; Indemnification

     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder or any release pursuant to Section 5.15(b) and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b)  The Borrower agrees to indemnify the Agent, the Fronting
          Bank and each Bank and their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of (i) any actual or proposed use of proceeds of Loans hereunder, (ii) the breach by the Borrower of any covenant in this Agreement or the untruth or inaccuracy of any representation or warranty made by the Borrower in this Agreement or (iii) a transaction which is (or may be) subject to the provisions of Section 6.1(k); provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction.

     (c) Any payment made to or for the account of the Agent, the Fronting Bank or any Bank in respect of any amount payable by the Borrower in a currency (the "Tendered Currency") other than the currency in which such payment is due (the "Required Currency"), whether pursuant to any judgment or order of a court or tribunal or otherwise, shall constitute a discharge of the Borrower only to the extent of the amount of the Required Currency which may be purchased with such Tendered Currency at the time of payment at the Spot Rate at such time. The Borrower covenants and agrees to and in favour of the Agent, the Fronting Bank and each Bank that it shall, as a separate and independent obligation which shall not be merged in any such judgment or order, pay or cause to be paid the amount not so discharged in accordance with the foregoing and indemnify and hold harmless the Agent, the Fronting Bank and each Bank against any loss or damage arising as a result of any such amount being paid in such Tendered Currency. A certificate of the Agent, the Fronting Bank or any Bank, as applicable, as to any such loss or damage shall be conclusive evidence of the amount thereof in the absence of manifest error.

9.4       Sharing of Set-Offs

          Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive a payment on account of Loans or interest or fees accruing thereon (other than the fee payable to the Fronting Bank pursuant to Section 2.14(b)) of a proportion which is greater than the proportion received by any other Bank based on the Commitments of the Banks or the interests of the Banks in the outstanding Loans (if the Commitments shall have terminated), the Bank receiving such proportionately greater payment shall purchase such participations in the Loans or in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder and under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

9.5       Amendments and Waivers

          Any provision of the Financing Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Agent with the consent of the Banks or any of them as required pursuant to Section 7.1.

9.6       Successors and Assigns

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

     (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment (if such Bank s Commitment has not terminated) or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement or any other action described in Section 7.1 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
          Article 8 and Sections 2.12, 2.14(i) and 9.3 with respect to its participating interest as if directly a party hereto, provided that if such a Participant is a non-resident of Canada for the purposes of The Income Tax Act (Canada) then such Participant shall not be entitled to the benefit of the indemnities contained in Section 8.4 for any amount greater than that which the Bank from which such Participant acquired its participation would have been entitled to be indemnified for under
          Section 8.4. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Bank may at any time assign, with notice to the Agent and the Borrower, to an affiliate of such transferor Bank or another Bank which is not a non-resident of Canada for the purposes of The Income Tax Act (Canada) (each an
          "Assignee") all of its rights and obligations under this Agreement and the Notes in respect of all or any portion of its Commitment (if such Bank s Commitment has not terminated) and its outstanding Loans, provided that the Outstanding Principal in respect thereof is not less than Cdn. $5,000,000, and such Assignee shall assume such rights and obligations. Upon execution and delivery of an instrument of assignment and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment (if the Commitments have not terminated) as set forth in such instrument of assignment, and, subject to Section 2.14(h), the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of Cdn. $2,000. The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent the forms and evidence regarding residency specified by and in accordance with Section 8.4.

     (d) Subject to the Section 9.6(b), except for any assignment of all or any portion of its rights under this Agreement and its Note to a Canadian chartered bank under the Bank Act (Canada), a Bank shall not be entitled to assign all or any portion of its rights under this Agreement and its Note without the consent of the Borrower not to be unreasonably withheld.

     (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

9.7       Collateral

          Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation X) as collateral in the extension or maintenance of the credit provided for in this Agreement.

9.8       Further Assurances

          Each party hereto shall, at the request of the other (but at the expense of the Borrower), perform all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the other, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Financing Documents.

9.9       Conflicting Provisions

          In the event of (but to the extent only of) a conflict or inconsistency between the terms of this Agreement and any of the other Financing Documents, the terms of this Agreement shall govern.

9.10      Section 426 Waiver

          Without restriction upon the rights, remedies, powers and authorities available to the Banks in relation to security granted to it under Section 426 of the Bank Act (Canada), the Borrower does hereby waive all rights, benefits and protections available to the Borrower pursuant to Subsection 426(6) of the Bank Act (Canada). The Borrower does hereby acknowledge and agree that the Banks may, notwithstanding the provisions of Subsection 426(6) of the Bank Act (Canada), without advertisement or public notice of sale or intention to sell, and without any other formality whatsoever, conduct and complete any sale of all or any of the assets assigned to the Banks pursuant to such Section 426 security, at such times, in such manner and upon such terms, including without limitation terms regarding the form, amount and time for payment of sale proceeds, as the Banks may in their sole and absolute discretion deem fit.

9.11      Governing Law

          THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA
AND THE LAWS OF CANADA APPLICABLE THEREIN AND SHALL BE TREATED AS
ALBERTA CONTRACTS.

9.12      Submission to Jurisdiction

          The Borrower hereby submits to the nonexclusive jurisdiction of the Courts of Alberta for purposes of all legal proceedings arising out of or relating to this Agreement and each Note or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

9.13      Counterparts; Integration

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  WAINOCO OIL CORPORATION


                                  By:  /s/ Julies H. Edwards
                                       ----------------------------------------
                                  Title:  Senior Vice President - Finance &
                                             Chief Financial Officer

                                  On or prior to March 29, 1996:
                                  2100 Citicorp Center
                                  1200 Smith Street
                                  Houston, Texas  77002
                                  Telecopy number: (713) 655-7530

                                  After March 29, 1996:
                                  600, 10000 Memorial Drive
                                  Houston, Texas   77024
                                  Telecopy number:  (713) 655-7530


                                  J.P. MORGAN CANADA, as Agent


                                  By:  /s/ Andrew Shelton
                                       ____________________________________
                                  Title:  President

                                  Royal Bank Plaza, South Tower
                                  Suite 2200, P.O. Box 80
                                  Toronto, Ontario
                                  M5J 2J2
                                  Telecopy number: (416) 981-9278



This is page 66 to the Amended and Restated Credit Agreement dated January 30, 1996 among Wainoco Oil Corporation, as Borrower, J.P. Morgan Canada, as Agent and as a Bank, and Paribas Bank of Canada, as Fronting Bank and as a Bank.

                                  PARIBAS BANK OF CANADA, as
                                  Fronting Bank


                                  By:  /s/ Douglas McCormick
                                       --------------------------------------
                                  Title:  Assistant Vice President

                                 By:  /s/ James Goodall
                                       ----------------------------------------
                                 Title:  Group Vice President

                                  Royal Trust Tower
                                  4100 Toronto Dominion Centre
                                  Toronto, Ontario
                                  M5K 1N8
                                  Telecopy number: (416) 947-0086

Commitments                 Banks

Cdn. $9,750,000              J.P. MORGAN CANADA


                                  By:  /s/ Andrew Shelton
                                        ---------------------------------------
                                  Title:  President


Cdn. $8,250,000              PARIBAS BANK OF CANADA


                                  By:  /s/ Douglas McCormick
                                        ---------------------------------------
                                  Title:  Assistant Vice President

                                  By:  /s/ James Goodall
                                       ----------------------------------------
                                 Title:  Group Vice President



This is page 67 to the Amended and Restated Credit Agreement dated January 30, 1996 among Wainoco Oil Corporation, as Borrower, J.P. Morgan Canada, as Agent and as a Bank, and Paribas Bank of Canada, as Fronting Bank and as a Bank.